Exhibit (a)(1)(A)(i)

DOLBY LABORATORIES, INC.

AMENDMENT TO

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS, DATED JULY 16, 2012

This document constitutes part of the prospectus relating to the 2005 Stock Plan, as amended covering securities that have been registered under the Securities Act of 1933, as amended.

Amendment Date: August 8, 2012

Dolby Laboratories, Inc. (collectively referred to as “Dolby,” the “Company,” “we,” “our” or “us”) hereby amends its offer to eligible option holders who are providing service to Dolby and its subsidiaries (the “Dolby Group”) to exchange some or all of their outstanding options granted under the 2005 Stock Plan, as amended, with an exercise price greater than $45.83 per share (which approximates the 52-week high of our per share stock price as of the start of this offer) that were granted before July 16, 2011, whether vested or unvested, for restricted stock units, upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated July 16, 2012 (as amended from time to time, the “Offer to Exchange”).

The Offer to Exchange is hereby amended as follows:

Introductory Paragraphs

The Offer to Exchange is hereby amended such that the second sentence in the sixth introductory paragraph of the Offer to Exchange that currently reads:

“On July 11, 2012, the closing price of our common stock was $38.27 per share.”

is hereby deleted in its entirety and replaced with the following:

“On August 7, 2012, the closing price of our common stock was $34.09 per share.”

8. Price range of shares underlying the awards.

The Offer to Exchange is hereby amended by deleting section “8. Price range of shares underlying the awards.” in its entirety and replacing it with the following:

“The Dolby common stock that underlies your awards is traded on the New York Stock Exchange under the symbol “DLB.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended September 28, 2012
1st Quarter	$33.95	$25.70
2nd Quarter	$39.69	$30.33
3rd Quarter	$45.83	$36.03
4th Quarter (through August 7, 2012)	$42.70	$30.27

Fiscal Year Ended September 30, 2011
1st Quarter	$69.69	$56.69
2nd Quarter	$68.88	$46.80
3rd Quarter	$51.59	$41.44
4th Quarter	$45.36	$27.36

Fiscal Year Ended September 24, 2010
1st Quarter	$47.80	$37.25
2nd Quarter	$59.73	$47.02
3rd Quarter	$69.72	$58.09
4th Quarter	$70.14	$52.19

On August 7, 2012, the closing price of our common stock, as reported by the New York Stock Exchange, was $34.09 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.”

10. Information concerning Dolby.

The Offer to Exchange is hereby amended by deleting the last five paragraphs under the heading “10. Information concerning Dolby.” in their entirety and replacing them with the following:

“The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, as amended, for the fiscal year ended September 30, 2011, and quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2012, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value of $16.64 per share as of June 29, 2012.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended September 24, 2010	Fiscal Year Ended September 30, 2011	Fiscal Year to Date Ended June 29, 2012
Ratio of earnings to fixed charges	433.3	579.7	887.0

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Dolby to be representative of the interest factor of rental payments under operating leases.

Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K, as amended, for our fiscal year ended September 30, 2011, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2012. Please also see Section 18 of this Offer to Exchange titled “Financial Statements” for additional information.”

17. Additional Information.

The Offer to Exchange is hereby amended by deleting item numbered “3” under the heading “17. Additional Information.” in its entirety and replacing it with the following:

“3.

Our quarterly report on Form 10-Q for our fiscal quarter ended December 30, 2011, filed with the SEC on February 3, 2012, our quarterly report on Form 10-Q for our fiscal quarter ended March 30, 2012, filed with the SEC on May 8, 2012, and our quarterly report on Form 10-Q for our fiscal quarter ended June 29, 2012, filed with the SEC on August 8, 2012;”

18. Financial Statements.

The Offer to Exchange is hereby amended by deleting section “18. Financial Statements.” in its entirety and replacing it with the following:

“The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, as amended, for the fiscal year ended September 30, 2011, and quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2012, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K, as amended, for our fiscal year ended September 30, 2011, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2012. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17; Additional information.”

Schedule B

The Offer to Exchange is hereby amended by deleting Schedule B “Summary Financial Information of Dolby Laboratories, Inc.” in its entirety and replacing it with the following:

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF DOLBY LABORATORIES, INC.

The following selected consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes thereto for the year ended September 30, 2011 incorporated by reference in this document from our annual report on Form 10-K for the year ended September 30, 2011, as amended, and our unaudited consolidated financial statements and the related notes thereto for the quarter ended June 29, 2012 incorporated by reference in this document from our quarterly report on Form 10-Q for the quarter ended June 29, 2012. The consolidated statement of operations information for the fiscal years ended September 30, 2011 and September 24, 2010, and the consolidated balance sheet information as of September 30, 2011 and September 24, 2010 are derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations information for the fiscal year-to-date periods ended June 29, 2012 and July 1, 2011, and the consolidated balance sheet information as of June 29, 2012 are derived from our unaudited consolidated financial statements incorporated by reference in this document.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

	Fiscal Year Ended		Fiscal Year-to-Date Period Ended
	September 24, 2010	September 30, 2011	July 1, 2011	June 29, 2012
			(unaudited)	(unaudited)
Total revenue	$922,713	$955,505	$711,737	$701,509
Total cost of revenue	131,815	111,171	85,529	65,033
Gross margin	790,898	844,334	626,208	636,476
Operating income	429,381	429,733	317,577	290,464
Income before provision for income taxes	437,012	440,643	324,011	296,040
Provision for income taxes	(154,185)	(130,061)	(92,717)	(82,951)
Net income including controlling interest	282,827	310,582	231,294	213,089
Net income attributable to Dolby Laboratories, Inc.	283,447	309,267	230,196	212,808

Net income per share:
Basic	$2.50	$2.78	$2.06	$1.97
Diluted	$2.46	$2.75	$2.03	$1.96
Weighted-average shares outstanding:
Basic	113,452	111,444	111,893	107,876
Diluted	115,388	112,554	113,165	108,493

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	September 24, 2010	September 30, 2011	June 29, 2012
			(unaudited)
Total current assets	$1,060,413	$1,158,598	$1,169,031
Total assets	1,711,772	1,884,387	1,953,555
Total current liabilities	165,756	159,385	152,438
Total liabilities	217,093	199,037	202,493
Total stockholders’ equity – Dolby Laboratories, Inc.	1,473,737	1,663,513	1,728,968
Controlling interest	20,942	21,837	22,094
Total stockholders’ equity	1,494,679	1,685,350	1,751,062
Total liabilities and stockholders’ equity	1,711,772	1,884,387	1,953,555